n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2023 Financial Results;
Raises Full Year 2023 Financial Guidance

•Reports 1Q23 earnings per share (EPS) of $9.87 on a GAAP basis, Adjusted EPS of $9.38, with strong 1Q23 performance underpinned by robust membership growth and favorable inpatient utilization trends in the individual Medicare Advantage business
•Increases FY 2023 EPS guidance to 'at least $27.88' on a GAAP basis; 'at least $28.25' on an Adjusted basis
•Affirms strong 2023 individual Medicare Advantage membership growth of 'at least 775,000', or 17.0 percent growth over FY 2022 ending membership, meaningfully higher than industry growth
LOUISVILLE, KY (April 26, 2023) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and net earnings per share (EPS) for the quarter ended March 31, 2023 (1Q23) versus the quarter ended March 31, 2022 (1Q22) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	1Q23 (a)	1Q22 (b)
Generally Accepted Accounting Principles (GAAP)	$1,614	$1,220
Amortization associated with identifiable intangibles	18	19
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	53	(21)
Transaction and integration costs	(51)	17
Change in fair market value of publicly-traded equity securities	(1)	109
Impact of exit of employer group commercial medical products business	(81)	(37)
Adjusted (non-GAAP)	$1,552	$1,307

Net earnings per share (EPS)	1Q23 (a)	1Q22 (b)
GAAP	$9.87	$7.29
Amortization associated with identifiable intangibles	0.14	0.15
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.42	(0.16)
Transaction and integration costs	(0.41)	0.13
Change in fair market value of publicly-traded equity securities	(0.01)	0.85
Impact of exit of employer group commercial medical products business	(0.64)	(0.29)
Tax impact of non-GAAP adjustments	0.01	(0.16)
Adjusted (non-GAAP)	$9.38	$7.81
For comparative purposes, the 1Q22 reconciliations noted in the preceding tables have been recast to exclude the impact of the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023. Additionally, 1Q22 per share impacts have been recast to disclose the pretax per share impact of each adjustment, followed by a cumulative tax impact.

"We’ve had a strong start to the year, with our outperformance underpinned by strong membership growth and favorable inpatient utilization trends in our individual Medicare Advantage business. The strength of our results enabled us to raise our full year 2023 Adjusted EPS by $0.25 to ‘at least $28.25’,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "Complementing our strong financial results is our progress in advancing our strategy and growing our core businesses, including our industry-leading individual Medicare Advantage growth now projected at 17 percent for 2023, our continued organic growth in Medicaid, our recent Tricare contract award, and the continued expansion of our CenterWell assets in primary care, home health, and pharmacy. All in, we are pleased with the solid start, which reflects our company's strong fundamentals and positions us well for meeting our mid-term Adjusted EPS target of $37 in 2025."
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, a summary of key consolidated and segment statistics comparing 1Q23 to 1Q22 follows.
Prior period segment financial information has been recast to conform to Humana's recently revised segment presentation, as disclosed as part of the company's fourth quarter 2022 earnings press release dated February 1, 2023. Additionally, 1Q22 Adjusted metrics have also been recast to exclude the impact of the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023.

l

Humana Inc. Summary of Results (in millions, except per share amounts and percentages)	1Q23 (a)	1Q22 (b)
CONSOLIDATED
Revenues	$26,742	$23,970
Revenues - Adjusted (non-GAAP)	$25,652	$22,862
Pretax results	$1,614	$1,220
Pretax results - Adjusted (non-GAAP)	$1,552	$1,307
EPS	$9.87	$7.29
EPS - Adjusted (non-GAAP)	$9.38	$7.81
Benefits expense ratio	85.5%	86.4%
Benefits expense ratio - Adjusted (non-GAAP)	85.9%	86.6%
Operating cost ratio	11.2%	12.0%
Operating cost ratio - Adjusted (non-GAAP)	10.9%	11.7%
Operating cash flows	$6,687	$302
Operating cash flows - Adjusted (non-GAAP) (c)	$38	$302
Parent company cash and short term investments	$909	$1,096
Debt-to-total capitalization	41.1%	45.8%
Days in claims payable	41.2	43.0

INSURANCE SEGMENT
Revenues	$25,903	$22,967
Revenues - Adjusted (non-GAAP)	$24,814	$21,750
Benefits expense ratio	86.1%	86.9%
Benefits expense ratio - Adjusted (non-GAAP)	86.4%	87.1%
Operating cost ratio	9.4%	9.1%
Operating cost ratio - Adjusted (non-GAAP)	9.0%	8.6%
Income from operations	$1,327	$996
Income from operations - Adjusted (non-GAAP)	$1,252	$964

CENTERWELL SEGMENT
Revenues	$4,505	$4,365
Operating cost ratio	91.6%	90.5%
Income from operations	$330	$370
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (d)	$379	$417

2023 Earnings Guidance
Humana raised its GAAP and Adjusted EPS guidance for the year ending December 31, 2023 (FY 2023). The company now expects FY 2023 GAAP to be 'at least $27.88', while Adjusted EPS is expected to be 'at least $28.25'.
Additional FY 2023 guidance points are included in the table on page 18 of this earnings release.

Diluted earnings per common share	FY 2023 Guidance (e)	FY 2022
GAAP	at least $27.88	$22.08
Amortization of identifiable intangibles	0.50	0.64
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.42	0.53
Transaction and integration costs	(0.41)	0.83
Change in fair market value of publicly-traded equity securities	(0.01)	0.97
Impact of exit of employer group commercial medical products business	0.13	0.84
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	—	3.72
Net gain on the sale of Kindred at Home's (KAH) Hospice and Personal Care divisions (KAH Hospice)	—	(1.86)
Tax impact of non-GAAP adjustments	(0.26)	(1.87)
Adjusted (non-GAAP) – FY 2023 projected; FY 2022 reported	at least $28.25	$25.88
For comparative purposes, the FY 2022 reconciliation noted in the preceding table has been recast to exclude the impact of the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023.

Humana Consolidated Highlights

Humana Inc. Summary of Results (in millions, except per share amounts and percentages)	1Q23 (a)	1Q22 (b)
CONSOLIDATED
Revenues	$26,742	$23,970
Revenues - Adjusted (non-GAAP)	$25,652	$22,862
Pretax results	$1,614	$1,220
Pretax results - Adjusted (non-GAAP)	$1,552	$1,307
EPS	$9.87	$7.29
EPS - Adjusted (non-GAAP)	$9.38	$7.81
Benefits expense ratio	85.5%	86.4%
Benefits expense ratio - Adjusted (non-GAAP)	85.9%	86.6%
Operating cost ratio	11.2%	12.0%
Operating cost ratio - Adjusted (non-GAAP)	10.9%	11.7%
Operating cash flows	$6,687	$302
Operating cash flows - Adjusted (non-GAAP) (c)	$38	$302
Parent company cash and short term investments	$909	$1,096
Debt-to-total capitalization	41.1%	45.8%
Days in claims payable	41.2	43.0
Consolidated revenues
The favorable year-over-year GAAP consolidated revenues comparison was primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums.
These increases were partially offset by the following:
•the phase-out of COVID-19 sequestration relief in 2022,
•the anticipated decline in year-over-year membership associated with the company's group commercial medical, group Medicare Advantage and stand-alone PDP products, and
•the impact of the divestiture of the company's 60 percent ownership of Gentiva (formerly Kindred) Hospice that was completed in August 2022.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated revenues for the respective periods.
Consolidated benefits expense
The year-over-year quarterly decline in the GAAP ratio reflects the following factors:
•increased individual Medicare Advantage premium yield,

•lower COVID-19 inpatient utilization in 1Q23, and corresponding decrease in average unit cost given the additional 20 percent payment on these admissions during the Public Health Emergency, and
•higher favorable prior period medical claims reserve development (Prior Period Development) in 1Q23.
These factors were partially offset by investments in the benefit design of the company's products for 2023.
Furthermore, the 1Q23 ratio continues to reflect a shift in line of business mix, with growth in individual Medicare Advantage and state-based contracts and other membership, which can carry a higher benefits expense ratio.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated benefits expense ratio for the respective periods.
Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Favorable Prior Period Development $ in millions Basis points (bps)	First Quarter
Prior Period Development from prior years recognized in 2023 (includes $23 million of favorable development related to employer group commercial business)	$522
Decrease to GAAP benefits expense ratio	(200 bps)
Prior Period Development from prior years recognized in 2022 (includes $32 million of favorable development related to employer group commercial business)	$360
Decrease to GAAP benefits expense ratio	(160 bps)
Consolidated operating expenses
The decrease in the GAAP consolidated operating cost ratio from 1Q22 to 1Q23 primarily related to the following:
•the divestiture of the company's 60 percent ownership of Gentiva (formerly Kindred) Hospice in August 2022; the business had a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio,
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
•the impact of initiatives related to the previously-disclosed value creation plan.
These factors were partially offset by the following:
•an increase in commissions for brokers related to the significant individual Medicare Advantage membership growth during the 2023 Annual Election Period (AEP) and Open Enrollment Period (OEP); and
•the favorable impact to revenues in 1Q22 as a result of sequestration relief.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated operating cost ratio for the respective periods.

Balance sheet
•Days in claims payable (DCP) of 41.2 days at March 31, 2023 represented a decrease of 4.7 days from 45.9 days at December 31, 2022, and a decrease of 1.8 days from 43.0 days at March 31, 2022.

The 4.7-day sequential decrease was primarily due to seasonality related to net pharmacy expenses, which drove a reduction of approximately 3.5 days, along with a change in processed claims inventory, contributing a reduction of approximately 1-day.

The 1.8-day year-over-year decrease was primarily driven by a change in processed claims inventory.

Importantly, these items do not impact claims reserves and had no impact on benefits expense or the company's earnings for the quarter.
•Humana's debt-to-total capitalization at March 31, 2023 decreased 90 basis points to 41.1 percent from 42.0 percent at December 31, 2022 primarily resulting from the impact of 1Q23 net earnings and the repayment of outstanding amounts under a term loan. These factors were partially offset by the company's previously disclosed completion of a public offering of $1.25 billion in aggregate principal amount of senior notes during 1Q23.
Operating cash flows
GAAP operating cash flows in 1Q23 were significantly impacted by the timing of the premium payment from CMS, as the early receipt of the April 2023 Medicare premium payment of $6.65 billion was received in March 2023.
Excluding the impact of the early receipt, the year-over-year comparison reflected the negative impact of working capital items, partially offset by higher earnings in 1Q23 compared to 1Q22.
Share repurchases

1Q23*
Total number of shares repurchased	134,500
Average price paid per share	$495.68
Remaining repurchase authorization as of April 25, 2023	$2.8 billion
*Under Rule 10b5-1, the company began initiating open market repurchases in March 2023 as part of the Board of Directors' February 2023 $3.0 billion stock repurchase authorization.

Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results in millions, except percentages	1Q23 (a)	1Q22 (b)
Revenues	$25,903	$22,967
Revenues - Adjusted (non-GAAP)	$24,814	$21,750
Benefits expense ratio	86.1%	86.9%
Benefits expense ratio - Adjusted (non-GAAP)	86.4%	87.1%
Operating cost ratio	9.4%	9.1%
Operating cost ratio - Adjusted (non-GAAP)	9.0%	8.6%
Income from operations	$1,327	$996
Income from operations - Adjusted (non-GAAP)	$1,252	$964
The Adjusted (non-GAAP) metrics represent the exclusion of the company's employer group commercial medical products business as a result of the company's announcement on February 23, 2023 to exit the business; 1Q22 Adjusted metrics have also been recast to exclude the impact of the exit.
Insurance Segment Revenues:
The year-over-year increase in Insurance segment GAAP revenues primarily reflects the following items:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums.
These factors were partially offset by the following:
•the phase-out of COVID-19 sequestration relief in 2022; and
•the anticipated decline in year-over-year membership associated with the company's group commercial medical, group Medicare Advantage and stand-alone PDP products.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted segment revenues for the respective periods.
Insurance Segment Benefits Expense:
The year-over-year decline in the GAAP ratio reflects the following:
• increased individual Medicare Advantage premium yield,
•lower COVID-19 inpatient utilization in 1Q23, and corresponding decrease in average unit cost given the additional 20 percent payment on these admissions during the Public Health Emergency, and
•higher favorable Prior Period Development in 1Q23.
These factors were partially offset by investments in the benefit design of the company's products for 2023.
Furthermore, the 1Q23 ratio continues to reflect a shift in line of business mix within the segment, with growth in individual Medicare Advantage and state-based contracts and other membership, which can carry a higher benefits expense ratio.

Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted segment benefits expense ratio for the respective periods.
Insurance Segment Operating Costs:
The slight increase in the segment's 1Q23 GAAP operating cost ratio from 2022 primarily reflects the following:
•an increase in commissions for brokers related to the significant individual Medicare Advantage membership growth during the 2023 AEP and OEP; and
•the favorable impact to revenues in 1Q22 as a result of sequestration relief.
These factors were partially offset by the following:
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership; and
•the impact of initiatives related to the previously-disclosed value creation plan.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted segment operating costs ratio for the respective periods.
Insurance Segment Enrollment:

in thousands				Year-over-Year Change		Sequential Change
	March 31, 2023	March 31, 2022	December 31, 2022	Amount	Percent	Amount	Percent
Medical Membership:
Individual Medicare Advantage	5,153.0	4,538.2	4,565.6	614.8	13.5%	587.4	12.9%
Group Medicare Advantage	511.2	562.2	565.1	(51.0)	-9.1%	(53.9)	-9.5%
Total Medicare Advantage	5,664.2	5,100.4	5,130.7	563.8	11.1%	533.5	10.4%
Medicare stand-alone PDP	2,956.3	3,607.0	3,551.3	(650.7)	-18.0%	(595.0)	-16.8%
Total Medicare	8,620.5	8,707.4	8,682.0	(86.9)	-1.0%	(61.5)	-0.7%
State-based contracts and other	1,371.5	1,010.3	1,137.3	361.2	35.8%	234.2	20.6%
Medicare Supplement	294.0	318.4	313.6	(24.4)	-7.7%	(19.6)	-6.3%
Military	5,930.7	6,027.5	5,959.9	(96.8)	-1.6%	(29.2)	-0.5%
Total excluding employer group commercial medical	16,216.7	16,063.6	16,092.8	153.1	1.0%	123.9	0.8%
Fully-insured commercial medical	522.6	624.4	556.3	(101.8)	-16.3%	(33.7)	-6.1%
ASO commercial	414.8	451.8	430.1	(37.0)	-8.2%	(15.3)	-3.6%
Total employer group commercial medical	937.4	1,076.2	986.4	(138.8)	-12.9%	(49.0)	-5.0%
Total Medical Membership	17,154.1	17,139.8	17,079.2	14.3	0.1%	74.9	0.4%

Specialty Membership:
Dental—fully-insured	2,327.9	2,481.5	2,416.3	(153.6)	-6.2%	(88.4)	-3.7%
Dental—ASO	309.6	285.9	288.1	23.7	8.3%	21.5	7.5%
Total Dental	2,637.5	2,767.4	2,704.4	(129.9)	-4.7%	(66.9)	-2.5%
Vision	2,061.6	2,006.3	2,081.7	55.3	2.8%	(20.1)	-1.0%
Other supplemental benefits	415.6	408.9	408.7	6.7	1.6%	6.9	1.7%
Total Specialty Membership (f)	5,114.7	5,182.6	5,194.8	(67.9)	-1.3%	(80.1)	-1.5%
Individual Medicare Advantage membership includes 782,100 Dual Eligible Special Need Plans (D-SNP) members as of March 31, 2023, a net increase of 141,500, or 22 percent, from 640,600 as of March 31, 2022, and up 113,200, or 17 percent, from 668,900 as of December 31, 2022.

State-based contracts and other membership as of March 31, 2023 reflects the impact of membership additions associated with the implementation of the Louisiana (effective January 2023) and Ohio contracts (effective February 2023).
Humana’s CenterWell Segment
This segment includes pharmacy (excluding the PBM operations), provider, and home solutions. The segment also includes the impact of non-consolidating minority interest investments related to the company's strategic partnerships with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as the Gentiva (formerly Kindred) Hospice operations. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results in millions, except percentages	1Q23	1Q22
Revenues	$4,505	$4,365
Operating cost ratio	91.6%	90.5%
Income from operations	$330	$370
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (d)	$379	$417
CenterWell Segment Revenues:
CenterWell segment revenues in 1Q23 increased compared to 1Q22; these changes were impacted by the following factors:
◦the company's individual Medicare Advantage membership growth, which led to higher pharmacy revenues,
◦higher revenues associated with growth in the company's provider business, and
◦greater intersegment revenues associated with the Home business as a result of the expansion of the value-based care home model in 1Q23 compared to the prior year quarter.
These increases were partially offset by the divestiture of the company's 60 percent ownership of Gentiva (formerly Kindred) Hospice in August 2022.
CenterWell Segment Operating Costs:
The year-over-year increase in the 1Q23 operating cost ratio from 1Q22 primarily resulted from the following factors:
◦previously discussed divestiture of the company's 60 percent ownership of Gentiva (formerly Kindred) Hospice operations, which had a lower operating cost than other businesses within the segment,
◦the expansion of the value-based care model within the Home Solutions business, which carries a higher ratio compared to the core fee-for-service business, along with growth in Medicare Advantage episodes in the core fee-for-service business, and
◦further investments within the Home Solutions business to abate the pressures of the current nursing labor environment.
These increases were partially offset by an improving ratio in the company's provider business.

See additional operational metrics for the CenterWell segment on pages S-10 through S-12 of the statistical supplement included in this release.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BIc7c588dd42e347548ee61cef2eed499d.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 1Q23 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 1Q23 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected in this release include consolidated pretax results, EPS, and segment income from operations (including amortization expense of $6 million in the Insurance segment and $12 million in the CenterWell segment).
•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation below for respective period.
•Impact of exit of employer group commercial medical products business - GAAP measures affected include consolidated pretax results, EPS, consolidated revenues, consolidated benefit expense ratio, consolidated operating cost ratio, Insurance segment revenues, Insurance segment benefit expense ratio, Insurance segment operating cost ratio, and Insurance segment income from operations.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

REVENUES

Revenues - CONSOLIDATED (in millions)	1Q23 (a)	1Q22 (b)
GAAP	$26,742	$23,970
Change in fair market value of publicly-traded equity securities	(1)	109
Impact of exit of employer group commercial medical products business	(1,089)	(1,217)
Adjusted (non-GAAP)	$25,652	$22,862

Revenues - INSURANCE SEGMENT (in millions)	1Q23 (a)	1Q22 (b)
GAAP	$25,903	$22,967
Impact of exit of employer group commercial medical products business	(1,089)	(1,217)
Adjusted (non-GAAP)	$24,814	$21,750

BENEFIT EXPENSE RATIO

Benefit expense ratio - CONSOLIDATED	1Q23 (a)	1Q22 (b)
GAAP	85.5%	86.4%
Impact of exit of employer group commercial medical products business	0.4%	0.2%
Adjusted (non-GAAP)	85.9%	86.6%

Benefit expense ratio - INSURANCE SEGMENT	1Q23 (a)	1Q22 (b)
GAAP	86.1%	86.9%
Impact of exit of employer group commercial medical products business	0.3%	0.2%
Adjusted (non-GAAP)	86.4%	87.1%

OPERATING COST RATIO

Operating cost ratio - CONSOLIDATED	1Q23 (a)	1Q22 (b)
GAAP	11.2%	12.0%
Transaction and integration costs	—%	—%
Impact of exit of employer group commercial medical products business	(0.3)%	(0.3)%
Adjusted (non-GAAP)	10.9%	11.7%

Operating cost ratio - INSURANCE SEGMENT	1Q23 (a)	1Q22 (b)
GAAP	9.4%	9.1%
Impact of exit of employer group commercial medical products business	(0.4)%	(0.5)%
Adjusted (non-GAAP)	9.0%	8.6%

INCOME FROM OPERATIONS

Income from operations - INSURANCE SEGMENT	1Q23 (a)	1Q22 (b)
GAAP	$1,327	$996
Amortization associated with identifiable intangibles	6	5
Impact of exit of employer group commercial medical products business	(81)	(37)
Adjusted (non-GAAP)	$1,252	$964

(b) 1Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles - GAAP measures affected include consolidated pretax results, EPS, and segment income from operations (including amortization expense of $5 million in the Insurance segment and $14 million in the CenterWell segment).
•Put/call valuation adjustments associated with Humana’s non-consolidating minority interest investments - GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities - GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. See Consolidated revenues reconciliation above for respective period.
•Retrospectively restated the impact of exit of employer group commercial medical products business - GAAP measures affected include consolidated pretax results, EPS, consolidated revenues, consolidated benefit expense ratio, consolidated operating cost ratio, Insurance segment revenues, Insurance segment benefit expense ratio, Insurance segment operating cost ratio, and Insurance segment income from operations.
•Cumulative net tax benefit of adjustments - EPS is the only GAAP measure affected.

(c) Generally, when the first day of a month falls on a weekend of holiday, with the exception of January 1 (New Year's Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments.
Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

Net cash from operating activities (in millions)	1Q23	1Q22
GAAP	$6,687	$302
Timing of premium payment from CMS	(6,649)	—
Adjusted (non-GAAP)	$38	$302

d) The CenterWell segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes the segment's income from operations with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Prior year presentation has been recast to conform to current year presentation.

CenterWell segment Adjusted EBITDA (in millions)	1Q23	1Q22
Income from operations	$330	$370
Depreciation and amortization expense	49	47
Adjusted EBITDA (non-GAAP)	$379	$417

(e) FY 2023 projected Adjusted results exclude the following:
•FY 2023 GAAP EPS excludes the 1Q23 impact of fair value changes of the put/call options associated with Humana's non-consolidating minority interest investments as future value changes can not be estimated.
•The fair value of publicly traded securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate depending on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of those investments, other than the 1Q23 adjustment.
•Transaction and integration costs reflect the impact of 1Q23 activity.

(f) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in a medical product and one or more specialty products.
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare

Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which Humana believes fails to address adequately the statutory requirement of actuarial equivalence due to its failure to include a "Fee for Service Adjuster (FFS Adjuster)" could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2022; and
•Form 8-Ks filed during 2023.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2023 Projections - AS OF APRIL 26, 2023 in accordance with GAAP unless otherwise noted
	Current Guidance	Previous Guidance	Comments
Diluted earnings per common share
	GAAP: at least $27.88	GAAP: at least $27.57
	Non-GAAP: at least $28.25	Non-GAAP: at least $28.00

Total Revenues
Consolidated	GAAP: $104.4 billion to $106.4 billion Non-GAAP: $100.7 billion to $102.7 billion	GAAP: $102.7 billion to $104.7 billion	Consolidated and segment level revenue projections include expected investment income.
Segment level revenues include amounts that eliminate in consolidation. The non-GAAP Consolidated and Insurance segment ranges exclude the impact of $3.7 billion related to the employer group commercial medical business.
Insurance segment	GAAP: $101.2 billion to $102.7 billion Non-GAAP: $97.5 billion to $99.0 billion	GAAP: $99.5 billion to $101.0 billion
CenterWell segment	no change	GAAP: $18.0 billion to $18.5 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	no change	Growth of at least 775,000
Group Medicare Advantage	no change	Decline of approx. 60,000
Medicare stand-alone PDP	no change	Decline of approx. 800,000
State-based contracts	no change	Growth in range of 25,000 to 100,000	State-based contracts guidance includes membership in Florida, Illinois, Kentucky, Louisiana, Ohio, South Carolina, and Wisconsin.

Benefit Ratio Insurance segment	no change	GAAP: 86.3% to 87.3%	Ratio calculation: benefits expense as a percent of premiums revenues. Humana does not anticipate an impact on the FY 2023 ratio as a result of the announcement to exit the employer group commercial medical business.

Operating Cost Ratio Consolidated	GAAP: no change Non-GAAP: 11.3% to 12.3%	GAAP: 11.6% to 12.6%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income. The non-GAAP range reflects the announced exit of the employer group commercial medical business.

Segment Results
Insurance segment income from operations	no change	GAAP: $3.24 billion to $3.54 billion	No material impact to segment earnings anticipated from non-GAAP adjustments. CenterWell Adjusted EBITDA excludes impact of equity in earnings (losses) and non-controlling income (losses) impacts.
CenterWell segment Adjusted EBITDA	no change	GAAP: $1.30 billion to $1.45 billion

Effective Tax Rate	no change	GAAP: 22.9% to 23.5%
Weighted Avg. Share Count for Diluted EPS	no change	125.4 million to 126.4 million
Cash flows from operations	no change	GAAP: ~$4.5 billion
Capital expenditures	no change	GAAP: $1.2 billion

Humana Inc.
Statistical Schedules
and
Supplementary Information
1Q23 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q23 Earnings Release

(S-3)	Consolidated Statements of Income
(S-4)	Consolidated Balance Sheets
(S-5)	Consolidated Statements of Cash Flows
(S-6 - S-7)	Consolidating Statements of Income - Quarter
(S-8)	Membership Detail
(S-9)	Premiums and Services Revenue Detail
(S-10 - S-12)	CenterWell Segment - Pharmacy Solutions, Provider Services, & Home Solutions
(S-13)	Footnotes

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended March 31,
			Dollar	Percentage
	2023	2022	Change	Change
Revenues:
Premiums	$25,550	$22,703	$2,847	12.5%
Services	999	1,264	(265)	-21.0%
Investment income	193	3	190	6,333.3%
Total revenues	26,742	23,970	2,772	11.6%
Operating expenses:
Benefits	21,858	19,625	2,233	11.4%
Operating costs	2,979	2,886	93	3.2%
Depreciation and amortization	186	170	16	9.4%
Total operating expenses	25,023	22,681	2,342	10.3%
Income from operations	1,719	1,289	430	33.4%
Interest expense	113	90	23	25.6%
Other income, net	(8)	(21)	(13)	-61.9%
Earnings before income taxes and equity in net earnings	1,614	1,220	394	32.3%
Provision from income taxes	359	286	73	25.5%
Equity in net losses (A)	(17)	(4)	13	325.0%
Net income	1,238	930	308	33.1%
Net loss attributable to noncontrolling interests	1	—	1	n/a
Net income attributable to Humana	$1,239	$930	$309	33.2%
Basic earnings per common share	$9.91	$7.32	$2.59	35.4%
Diluted earnings per common share	$9.87	$7.29	$2.58	35.4%
Shares used in computing basic earnings per common share (000’s)	125,005	126,938
Shares used in computing diluted earnings per common share (000’s)	125,564	127,474

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$13,735	$5,061
Investment securities	14,932	13,881
Receivables, net	3,107	1,674
Other current assets	5,758	5,567
Total current assets	37,532	26,183
Property and equipment, net	3,234	3,221
Long-term investment securities	371	380
Equity method investments	739	749
Goodwill	9,320	9,142
Other long-term assets	3,580	3,380
Total assets	$54,776	$43,055
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$10,018	$9,264
Trade accounts payable and accrued expenses	7,431	5,238
Book overdraft	406	298
Unearned revenues	7,220	286
Short-term debt	1,867	2,092
Total current liabilities	26,942	17,178
Long-term debt	9,743	9,034
Other long-term liabilities	1,457	1,473
Total liabilities	38,142	27,685
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,666,598 issued at March 31, 2023	33	33
Capital in excess of par value	3,262	3,246
Retained earnings	26,619	25,492
Accumulated other comprehensive loss	(1,113)	(1,304)
Treasury stock, at cost, 73,721,604 shares at March 31, 2023	(12,224)	(12,156)
Total stockholders’ equity	16,577	15,311
Noncontrolling interests	57	59
Total equity	16,634	15,370
Total liabilities and equity	$54,776	$43,055
Debt-to-total capitalization ratio	41.1%	42.0%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the three months ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$1,238	$930
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on investment securities, net	60	76
Equity in net losses	17	4
Depreciation	200	181
Amortization	18	24
Stock-based compensation	38	43
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,433)	(1,360)
Other assets	(907)	(628)
Benefits payable	754	1,089
Other liabilities	(238)	(103)
Unearned revenues	6,934	34
Other, net	6	12
Net cash provided by operating activities	6,687	302
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(73)	(74)
Purchases of property and equipment, net	(223)	(295)
Purchases of investment securities	(1,313)	(2,161)
Maturities of investment securities	267	588
Proceeds from sales of investment securities	50	1,294
Net cash used in investing activities	(1,292)	(648)
Cash flows from financing activities
Receipts from contract deposits, net	2,997	2,475
Proceeds from issuance of senior notes	1,215	744
Repayment of senior notes	(60)	—
Repayment from the issuance of commercial paper, net	(177)	(265)
Repayment of term loan	(500)	—
Debt issue costs	(4)	(1)
Change in book overdraft	108	(9)
Common stock repurchases	(94)	(1,024)
Dividends paid	(100)	(91)
Other	(106)	(13)
Net cash provided by financing activities	3,279	1,816
Increase in cash and cash equivalents	8,674	1,470
Cash and cash equivalents at beginning of period	5,061	3,394
Cash and cash equivalents at end of period	$13,735	$4,864

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2023 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$19,809	$—	$—	$19,809
Group Medicare Advantage	1,765	—	—	1,765
Medicare stand-alone PDP	616	—	—	616
Total Medicare	22,190	—	—	22,190
Medicaid and other (B)	1,909	—	—	1,909
Commercial fully-insured	1,018	—	—	1,018
Specialty benefits	254	—	—	254
Medicare Supplement	179	—	—	179
Total premiums	25,550	—	—	25,550
Services revenue:
Home solutions	—	314	—	314
Pharmacy solutions	—	242	—	242
Provider services	—	201	—	201
Military and other	171	—	—	171
Commercial ASO	71	—	—	71
Total services revenue	242	757	—	999
Total revenues—external customers	25,792	757	—	26,549
Intersegment revenues	14	3,748	(3,762)	—
Investment income	97	—	96	193
Total revenues	25,903	4,505	(3,666)	26,742
Operating expenses:
Benefits	21,993	—	(135)	21,858
Operating costs	2,418	4,126	(3,565)	2,979
Depreciation and amortization	165	49	(28)	186
Total operating expenses	24,576	4,175	(3,728)	25,023
Income from operations	1,327	330	62	1,719
Interest expense	—	—	113	113
Other income, net	—	—	(8)	(8)
Income (loss) before income taxes and equity in net earnings	1,327	330	(43)	1,614
Equity in net losses (A)	(3)	(14)	—	(17)
Segment earnings (loss)	1,324	316	(43)	1,597
Net loss attributable to non-controlling interests	1	—	—	1
Segment earnings (loss) attributable to Humana	$1,325	$316	$(43)	$1,598
Benefit ratio	86.1%			85.5%
Operating cost ratio	9.4%	91.6%		11.2%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2022 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$17,052	$—	$—	$17,052
Group Medicare Advantage	1,875	—	—	1,875
Medicare stand-alone PDP	639	—	—	639
Total Medicare	19,566	—	—	19,566
Medicaid and other (B)	1,554	—	—	1,554
Commercial fully-insured	1,140	—	—	1,140
Specialty benefits	261	—	—	261
Medicare Supplement	182	—	—	182
Total premiums	22,703	—	—	22,703
Services revenue:
Home solutions	—	726	—	726
Pharmacy solutions	—	221	—	221
Provider services	—	113	—	113
Military and other	127	—	—	127
Commercial ASO	77	—	—	77
Total services revenue	204	1,060	—	1,264
Total revenues—external customers	22,907	1,060	—	23,967
Intersegment revenues	14	3,303	(3,317)	—
Investment income (loss)	46	2	(45)	3
Total revenues	22,967	4,365	(3,362)	23,970
Operating expenses:
Benefits	19,734	—	(109)	19,625
Operating costs	2,087	3,948	(3,149)	2,886
Depreciation and amortization	150	47	(27)	170
Total operating expenses	21,971	3,995	(3,285)	22,681
Income (loss) from operations	996	370	(77)	1,289
Interest expense	—	—	90	90
Other income, net	—	—	(21)	(21)
Income (loss) before income taxes and equity in net earnings	996	370	(146)	1,220
Equity in net losses (A)	—	(4)	—	(4)
Segment earnings (loss)	996	366	(146)	1,216
Net income attributable to non-controlling interests	—	—	—	—
Segment (loss) earnings attributable to Humana	$996	$366	$(146)	$1,216
Benefit ratio	86.9%			86.4%
Operating cost ratio	9.1%	90.5%		12.0%

Humana Inc.
Membership Detail (Unaudited)
In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2023	Average 1Q23	March 31, 2022	Amount	Percent	December 31, 2022	Amount	Percent
Medical Membership:
Individual Medicare Advantage	5,153.0	5,104.8	4,538.2	614.8	13.5%	4,565.6	587.4	12.9%
Group Medicare Advantage	511.2	513.4	562.2	(51.0)	-9.1%	565.1	(53.9)	-9.5%
Total Medicare Advantage	5,664.2	5,618.2	5,100.4	563.8	11.1%	5,130.7	533.5	10.4%
Medicare stand-alone PDP	2,956.3	2,985.5	3,607.0	(650.7)	-18.0%	3,551.3	(595.0)	-16.8%
Total Medicare	8,620.5	8,603.7	8,707.4	(86.9)	-1.0%	8,682.0	(61.5)	-0.7%
State-based contracts and other (C)	1,371.5	1,339.2	1,010.3	361.2	35.8%	1,137.3	234.2	20.6%
Medicare supplement	294.0	295.2	318.4	(24.4)	-7.7%	313.6	(19.6)	-6.3%
Military	5,930.7	5,941.4	6,027.5	(96.8)	-1.6%	5,959.9	(29.2)	-0.5%
Total excluding employer group commercial medical	16,216.7	16,179.5	16,063.6	153.1	1.0%	16,092.8	123.9	0.8%
Fully-insured commercial medical	522.6	527.2	624.4	(101.8)	-16.3%	556.3	(33.7)	-6.1%
ASO commercial	414.8	417.2	451.8	(37.0)	-8.2%	430.1	(15.3)	-3.6%
Total employer group commercial medical	937.4	944.4	1,076.2	(138.8)	-12.9%	986.4	(49.0)	-5.0%
Total Medical Membership	17,154.1	17,123.9	17,139.8	14.3	0.1%	17,079.2	74.9	0.4%

Specialty Membership:
Dental—fully-insured (D)	2,327.9	2,332.5	2,481.5	(153.6)	-6.2%	2,416.3	(88.4)	-3.7%
Dental—ASO	309.6	310.4	285.9	23.7	8.3%	288.1	21.5	7.5%
Total Dental	2,637.5	2,642.9	2,767.4	(129.9)	-4.7%	2,704.4	(66.9)	-2.5%
Vision	2,061.6	2,067.1	2,006.3	55.3	2.8%	2,081.7	(20.1)	-1.0%
Other supplemental benefits	415.6	412.9	408.9	6.7	1.6%	408.7	6.9	1.7%
Total Specialty Membership	5,114.7	5,122.9	5,182.6	(67.9)	-1.3%	5,194.8	(80.1)	-1.5%

	March 31, 2023	Member Mix March 31, 2023	March 31, 2022	Member Mix March 31, 2022
Individual Medicare Advantage Membership
HMO	2,778.0	54%	2,625.9	58%
PPO/PFFS	2,375.0	46%	1,912.3	42%
Total Individual Medicare Advantage	5,153.0	100%	4,538.2	100%
Individual Medicare Advantage Membership
Shared Risk (E)	1,749.9	34%	1,503.1	33%
Path to Risk (F)	1,755.2	34%	1,550.5	34%
Total Value-based	3,505.1	68%	3,053.6	67%
Other	1,647.9	32%	1,484.6	33%
Total Individual Medicare Advantage	5,153.0	100%	4,538.2	100%

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month

	For the three months ended March 31,				Per Member per Month (J) For the three months ended March 31,
			Dollar	Percentage
	2023	2022	Change	Change	2023	2022

Insurance
Individual Medicare Advantage	$19,809	$17,052	$2,757	16.2%	$1,293	$1,251
Group Medicare Advantage	1,765	1,875	(110)	-5.9%	1,146	1,111
Medicare stand-alone PDP	616	639	(23)	-3.6%	69	59
State-based contracts and other (B)	1,909	1,554	355	22.8%	475	517
Fully-insured commercial medical (G)	1,018	1,140	(122)	-10.7%	550	514
Specialty benefits (H)	254	261	(7)	-2.7%	28	29
Medicare Supplement	179	182	(3)	-1.6%	202	190
Military and other (I)	171	127	44	34.6%
Commercial ASO	71	77	(6)	-7.8%
Total	25,792	22,907	2,885	12.6%

CenterWell
Pharmacy solutions	2,857	2,667	190	7.1%
Provider services	1,020	861	159	18.5%
Home solutions	628	835	(207)	-24.8%
Total	4,505	4,363	142	3.3%

Humana Inc.
CenterWell Segment - Pharmacy Solutions (Unaudited)

	For the three months ended March 31, 2023	For the three months ended March 31, 2022	Year-over-Year Difference	For the three months ended December 31, 2022	Sequential Difference

Generic Dispense Rate
Total Medicare	91.4%	91.6%	-0.2%	91.7%	-0.3%

Mail-Order Penetration
Total Medicare	30.3%	30.7%	-0.4%	30.6%	-0.3%

Humana Inc.
CenterWell Segment - Provider Services (K) (Unaudited)

	As of March 31, 2023			As of March 31, 2022			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (L)	Count	Providers	Served (L)	Count	Providers	Served
De novo	58	162	26,600	37	69	14,700	56.8%	134.8%	81.0%
Wholly-owned	191	586	180,700	177	522	165,600	7.9%	12.3%	9.1%
Independent Physician Associations			58,400			58,400			—%
	249	748	265,700	214	591	238,700	16.4%	26.6%	11.3%

	As of December 31, 2022			Sequential Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (L)	Count	Providers	Served
De novo	50	104	19,300	16.0%	55.8%	37.8%
Wholly-owned	185	567	171,900	3.2%	3.4%	5.1%
Independent Physician Associations			56,700			3.0%
	235	671	247,900	6.0%	11.5%	7.2%

Humana Inc.
CenterWell Segment - Home Solutions (Unaudited)

	For the quarter ended March 31, 2023	For the quarter ended March 31, 2022	Year-over-Year Growth

Episodic Admissions (M)	73,937	70,366	5.1%
Total Admissions - Same Store (N)	96,358	89,966	7.1%

	March 31, 2023	March 31, 2022	Year-over-Year Growth
Members covered by a value-based home care model (O)	815,600	267,400	205.0%

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q23 Earnings Release
(A)Net losses associated with the company's non-consolidating minority interest investments.
(B)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(C)Membership includes state-based contracts, as well as members associated with the health plan's direct contracting entity.
(D)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
(E)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(F)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(G)Fully-insured commercial medical premiums also include stop-loss premiums associated with the commercial ASO product; for purposes of the per member per month metric, the commercial ASO stop-loss premiums have been excluded.
(H)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period.
(I)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(J)Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
(K)De novo refers to all new centers opened since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
(L)Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
(M)Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
(N)Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been operated at least the last twelve months and startups that are an expansion of a same store care center.
(O)Members covered under the full value-based home model, which coordinates care and optimizes spend across home health, DME, and infusion provider categories.